As filed with the Securities and Exchange Commission on November 27, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________
WANDA SPORTS GROUP COMPANY LIMITED
(Exact name of registrant as specified in its charter) ___________________________
Hong Kong	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9/F, Tower B, Wanda Plaza 93 Jianguo Road, Chaoyang District 100022, Beijing People's Republic of China +86-10-8558-8813
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) ___________________________ Equity Incentive Plan (Full title of the plan)
___________________________
World Endurance Holdings, Inc. 3407 W. Dr. Martin Luther King, Jr. Blvd., Suite 100 Tampa, Florida 33607 +1 (813) 868-5940
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
___________________________
Copies to:
Honghui Liao Chief Financial Officer Wanda Sports Group Company Limited 9/F, Tower B, Wanda Plaza 93 Jianguo Road, Chaoyang District 100022, Beijing People's Republic of China +86-10-8558-8033
Mark S. Bergman, Esq.
Xiaoyu Greg Liu, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 5201, Fortune Financial Center
5 Dongsanhuan Zhonglu
Chaoyang District, Beijing, 100020
People's Republic of China
Tel: +86-10-5828-6300
Fax: +86-10-6530-9070/9080

___________________________
CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, no par value	10,791,118(3)	US$0.01(3)	US$107,911.18(3)	US$14.01

(1)
These Class A ordinary shares may be represented by the Registrant’s ADSs, with every two ADSs representing three Class A ordinary shares of the Registrant. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-232618).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional Class A ordinary shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Equity Incentive Plan (the “Plan”), including, without limitation, any automatic increases in the number of Class A ordinary shares underlying options issued under the Plan to prevent dilution in the event the Registrant issues additional Class A ordinary shares for cash (other than under the Plan or any other equity incentive plan it may adopt) during the vesting period and prior to May 31, 2023. Any Class A ordinary share covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.

(3)
The amount to be registered represents Class A ordinary shares issuable upon the exercise of options granted under the Plan and the corresponding proposed maximum offering price per Class A ordinary share represents the exercise price of such options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Wanda Sports Group Company Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s prospectus dated July 26, 2019 filed with the Commission on July 29, 2019 pursuant to Rule 424(b)(4) under the Securities Act; and
(b)
The description of the Registrant’s Class A ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-38975) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on July 12, 2019, including any amendment subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.
Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Hong Kong law permits a company to indemnify a director or officer against liability incurred to third parties (other than the company itself and its associated companies) provided certain conditions are satisfied. In particular, a company cannot provide indemnities in respect of a director’s liability to pay criminal fines or regulatory penalties, nor can the company pay for a director’s costs of defending criminal proceedings in which the director is convicted or costs in defending civil proceedings brought by the company where the director is unsuccessful. The Registrant’s second amended and restated articles of association, adopted by its shareholders on July 5, 2019, provide that, subject to the provisions of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (the “Ordinance”), the Registrant may indemnify its directors and officers against all costs, charges, expenses, losses and liabilities which he or she may sustain or incur in or about the execution of his or her office or otherwise in relation thereto and in particular, and without prejudice to the generality of the foregoing, every director and other officer of the Registrant shall be indemnified by the Registrant against, and it shall be the duty of the directors out of the funds of the Registrant to pay, all costs, losses and expenses which any such director and other officer may incur or become liable for by reason of any contract entered into, or act or thing done by him or her or them as such director and other officer, or in any way in the discharge of their or his or her duties, including travelling expenses; and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Registrant, and have priority as between the members over all other claims.

Also the Registrant’s prospectus dated July 26, 2019 filed with the Commission on July 29, 2019 pursuant to Rule 424(b)(4) under the Securities Act, describes that each of the Registrant’s directors and executive officers benefits from indemnification arrangements, under which they are indemnified against certain liabilities and expenses incurred by them in connection with claims made by reason of their service as directors or executive officers of ours.

Pursuant to the Plan, which was filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-232004), the Registrant has agreed to indemnify its plan administrative committee members and other directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of any action or failure to act pursuant to the Plan.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-232004), provides for indemnification by the underwriter parties to such Underwriting Agreement of the Registrant and the Registrant’s directors and the officers who sign the Form F-1 for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents (defined as the “Underwriting Information” in the Underwriting Agreement).
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this registration statement (see also Exhibit Index below).

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the registration statement on Form F-1, as amended (File No. 333-232004))
4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-232004))
4.3*	Deposit Agreement between the Registrant, Deutsche Bank Trust Company Americas, as depositary, and owners and holders of American Depositary Shares
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, regarding the legality of the Class A Ordinary Shares being registered
10.1	Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1, as amended (File No. 333-232004))
23.1*	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page hereto)

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on November 27, 2019.

Wanda Sports Group Company Limited

By:	/s/ Hengming Yang
	Name:	Hengming Yang
	Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Hengming Yang and Mr. Honghui Liao, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lin Zhang	Chairman of the Board of Directors	November 27, 2019
Name: Lin Zhang

/s/ Hengming Yang	President, Chief Executive Officer and	November 27, 2019
Name: Hengming Yang	Director (Principal executive officer)

/s/ Honghui Liao	Chief Financial Officer and Director	November 27, 2019
Name: Honghui Liao	(Principal financial and accounting officer)

/s/ Philippe Blatter	Vice Chairman of the Board of Directors;	November 27, 2019
Name: Philippe Blatter	President and Chief Executive Officer of Infront

/s/ Andrew Messick	Director; President and Chief Executive Officer of WEH	November 27, 2019
Name: Andrew Messick

/s/ Yimin Gao	Director; President and Chief Executive Officer of WSC	November 27, 2019
Name: Yimin Gao

/s/ Edwin Fung	Director	November 27, 2019
Name: Edwin Fung

/s/ Kenneth Jarrett	Director	November 27, 2019
Name: Kenneth Jarrett

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant has signed this registration statement or amendment thereto in Tampa, Florida United States of America on November 27, 2019.
World Endurance Holdings, Inc.

By:	/s/ Andrew Messick
Name:	Andrew Messick
Title:	Chief Executive Officer